Exhibit 99.(a)(1)(H)
Email from Vice President, Human Resources, to Employees Eligible to Participate
in the Option Exchange Program with a copy to Employee Managers, Vice Presidents and
Directors, sent on April 19, 2006
      On February 14th, I informed you of our intention to offer eligible employees an opportunity to exchange their outstanding stock options, with exercise prices of $21.00 or higher and granted before April 1, 2005, for a lesser number of options with an exercise price equal to the closing price of the Company’s common stock as reported on NASDAQ on the last trading date prior to the date the new options will be granted. Today, on Wednesday, April 19th, we mailed materials to your home containing important information on the Option Exchange Program, including the following documents:

•	A Transmittal Memorandum from me;

•	An Offer to Exchange Outstanding Options to Purchase Common Stock (the “Offer”), which describes the Option Exchange Program;

•	A Stock Option Exchange Election Form (the “Election Form”), which includes a list of all of your stock option grants eligible to be exchanged. This Election Form must be completed, signed and returned to Bridget Gippe (more detailed instructions are found in the Election Form) if you elect to exchange options in the Options Exchange Program;

•	A sample form of the Non-Qualified Stock Option Agreement, which will be applicable to a new option grant, should you make an election to exchange eligible options and meet all other qualifications stated in the Offer; and

•	A sample form of the Disclaimer to Equity Award Agreements under the 2000 Stock Incentive Plan, which will be applicable to a new option grant;
      If you do not receive the packet of material by Wednesday, April 26th, or are missing any of the documents described above, please contact Bridget Gippe (at 720-564-9149 for U.S. employees) or Tennille Wood (at +44 1753 240902 for employees outside of the U.S.) or send an e-mail to stockoptionexchange@pharmion.com.
      The Option Exchange Program is scheduled to expire at 11:59 P.M. Mountain Daylight Time on Monday, May 22, 2006. If you wish to participate in the Option Exchange Program, you must submit a properly completed Election Form no later than 11:59 P.M. Mountain Daylight Time on Monday, May 22, 2006.
      The Option Exchange Program is an important, one-time program. You need to decide whether it makes sense for you. Please review the Offer and the related materials carefully. To assist you, I have attached the Summary of Terms (in question and answer format) from the Offer, which may address some of the questions you may have about this Program. Those of you in France, Germany, Italy, Spain and Portugal will also be receiving copies of this Summary of Terms translated into your native language.
      Information sessions, by video and audio web cast, about the Options Exchange Program will also be held. See the attached schedule and information about how to attend a session via web cast.
      I encourage you to attend one of these sessions. I also encourage you to consult your personal advisor(s) for guidance on participation. Please note that, while we will try to answer all relevant questions, no one at Pharmion can make any recommendation to you as to whether you should participate in the Option Exchange Program.
      We have sent to eligible employees written materials, including the Offer, describing in detail the terms, conditions and timing of, and procedures for participating in, the Option Exchange Program, and have filed those materials with the U.S. Securities and Exchange Commission (which can be accessed through its website at www.sec.gov). The Offer and your participation are subject to various conditions stated in the documents being sent to you. Eligible employees should read those materials carefully before deciding whether to tender their eligible options in the Offer, because they contain important information about the Offer. You should only rely on the information in the Offer. Neither the Company nor our board of directors makes any recommendation as to whether you should tender some or all of your eligible options for exchange, nor have we authorized any person to make any representations or any such recommendation. You must make your own decision whether or not to tender your eligible options.
      If you have questions that are not answered at the information session or in the Offer and related documents, you can call Bridget Gippe (at 720-564-9149 for U.S. employees) or Tennille Wood (at +44 1753 240902 for employees outside the U.S.) or send an e-mail to stockoptionexchange@pharmion.com.

Stock Option Exchange Employee Information Session
Site Schedule
(times shown are local)

	US				Europe						Rest of World

US
	US	Kansas	US Commercial
	Boulder	City	Operations		France	Germany	Italy	Portugal	Spain	UK	Australia	Thailand

24-Apr-06								16:30	15:30
1-May-06		14:00
2-May-06		9:00								11:00		15:30
3-May-06	14:00		10:00(CDT	)		11:00					9:30
4-May-06	10:00		15:00(CDT	)	12:00					15:00
5-May-06							13:00

To join these meetings, please follow these steps:
1) Dial: 1-888-737-5834 or 1-719-457-4158
2) Enter Passcode: 204788
3) Through your computer browser, log on https://www.myrcplus.com/204788
4) Enter required information and wait for moderator to begin the meeting	Alternate entry instructions: 1) Log on https://www.myrcplus.com 2) Click on Attend a Meeting 3) Enter the requested information 4) Wait for moderator to begin the meeting
      SPECIAL NOTE: U S Commercial Operations: If you are unable to attend the times for your organization, you may participate in a more convenient Kansas City or Boulder meeting using the same dial in numbers and access codes.
      If you have any problems joining the web portion of this meeting, please press *0 on your touchtone keypad once inside the audio meeting or dial 1-888 569-3848